DIREXION SHARES ETF TRUST

Direxion S&P 500(r) DRRC Index Volatility Response Shares (VSPY)

Supplement dated June 2, 2014 to the
Summary Prospectus, Prospectus and Statement of Additional Information ("SAI")
dated February 28, 2014

***IMPORTANT INFORMATION REGARDING CHANGES IN INVESTMENT OBJECTIVES AND
PRINCPAL INVESTMENT STRATEGIES***

The Board of Trustees of the Direxion Shares ETF Trust ("Trust") has approved a change in the name of the Direxion
S&P 500(r) DRRC Index Volatility Response Shares (the "Fund"), as well as changes in the Fund's investment objective, principal investment strategies and underlying index.

Effective on or about August 1, 2014 (the "Effective Date"), the Fund will be renamed as shown in the table below.

Current Fund Name
New Fund Name
Direxion S&P 500(r) DRRC Index Volatility Response Shares
Direxion S&P 500(r) Volatility Response Shares

On the Effective Date, the Fund's underlying index will change as shown in the table below and all references to the
Current Index in the prospectus and SAI will be replaced with the New Index:

Current Index
New Index
S&P 500(r) Dynamic Rebalancing Risk Control Index
S&P 500(r) Volatility Response Index

On the Effective Date, the Fund's principal investment strategies, including the description of the Fund's underlying index, appearing under the section "Principal Investment Strategies" on pages 7 and 8 of the prospectus shall be replaced in its entirety with the following:

Principal Investment Strategies

The Fund, under normal circumstances, invests at least 80% of its assets in the securities that comprise the
S&P 500(r) Volatility Response Index ("Index") and/or investments that have economic characteristics that are substantially identical to the economic characteristics of the securities that comprise the Index. At this time, investments that have economic characteristics that are substantially identical to the economic characteristics of Index securities are limited to depositary receipts.

The Fund may invest up to 20% of its assets in financial instruments in order to gain exposure to the component securities in the Index. Currently, these financial instruments include may include: futures contracts; options on securities, indices and futures contracts; equity caps, floors and collars; swap agreements; forward contracts; reverse repurchase agreements; and other financial instruments. On a day-
to-day basis, the Fund invests the remainder of its assets in money market funds or short-term debt instruments that have terms-to-maturity of less than 397 days and exhibit high quality credit profiles, including U.S. government securities and repurchase agreements.

The Index is designed to respond to the volatility of the S&P 500(r) Index. The Index is composed of equity securities of the S&P 500(r) Index (the "Stock Component") and U.S. Treasury Bills (the "Cash
Component"). The S&P 500(r) Index measures the large capitalization segment of the domestic equity market and is composed of stocks of the 500 domestic companies with the largest capitalization. Volatility is a statistical measurement of the magnitude of asset price fluctuations (increases or decreases in the prices of a group of securities) over time.

The Index responds to volatility by establishing a volatility target which may be set at 12.5%, 15%, or
17.5%, and is determined based on the recent levels of CBOE Volatility Index (VIX(r)). The Index then reviews several volatility factors of the S&P 500(r) Index.  The volatility factors of the S&P 500(r) Index are exponentially weighted with more emphasis placed on the most recent historical periods. The volatility factors of the S&P 500(r) Index, along with the target volatility levels, determine the Index's exposure to the
Stock Component and the Cash Component. The percentage exposure to the Stock Component is expected to range between 10% and 100%, and will not exceed 100%. Exposure to the Cash Component is expected to range between 0% and 90%.

As volatility increases, exposure to the Stock Component will decrease and exposure to the Cash
Component will increase. As volatility decreases, exposure to the Stock Component will increase and exposure to the Cash Component will decrease. Based on certain changes in the volatility factors, the Index may be rebalanced as frequently as daily. However, regardless of whether these changes occur, the Index will rebalance at least monthly.

The following table provides example exposure levels to the Stock Component that the Fund would have at a target volatility level of 17.5% based on hypothetical volatility calculations.

Target
Volatility
S&P 500(r)
Index
Volatility
Exposure to
the Stock
Component*
Exposure to
the Cash
Component
17.5%
10%
100%
0%

15%
100%
0%

25%
49%
51%

50%
12%
88%

75%
10%
90%

100%
10%
90%
* The Fund's exposure to the Stock Component is derived by dividing the square of the target volatility level by the square of the calculated volatility of the S&P 500(r) Index.

The Fund will concentrate its investment (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries) in a particular industry or group of industries to approximately the same extent as the Index is so concentrated.

The Fund may gain exposure to only a representative sample of the securities in the Index that have aggregate characteristics similar to those of the Index including exchange traded funds ("ETFs") and other investment companies. The Fund seeks to remain fully invested at all times consistent with its investment objective. The Fund repositions its portfolio in response to assets flowing into or out of the Fund. To the extent the Fund experiences regular purchases or redemptions of its shares, it may reposition its portfolio more frequently. Additionally, the impact of the Index's movements will affect whether the Fund's portfolio needs to be re-positioned. For example, if the Index has added or removed a security, the Fund's portfolio may have to be re-positioned to account for this change to the Index. These re-positioning strategies typically result in high portfolio turnover. The Fund will concentrate its investment in a particular industry or group of industries to approximately the same extent as the Index is so concentrated.

For more information, please contact the Funds at (866) 476-7523.

* * * * *

Please retain a copy of this Supplement with your Summary Prospectus, Prospectus and SAI.